EXHIBIT 10.2

LOAN AGREEMENT

for a loan in the amount of

$5,000,000.00

MADE BY AND BETWEEN

CHP II RIVERVIEW FL OWNER, LLC, a Delaware limited liability company

and

CHP II RIVERVIEW FL TENANT, LLC, a Delaware limited liability company

450 South Orange Avenue

Orlando, Florida  32801

AND

FLORIDA COMMUNITY BANK, N.A.,
a national banking association,
369 N. New York Avenue

Winter Park, Florida  32789

Dated: August 31, 2018

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is executed as of August 31, 2018 by and between CHP II RIVERVIEW FL OWNER, LLC, a Delaware limited liability company and CHP II RIVERVIEW FL TENANT, LLC, a Delaware limited liability company (jointly and severally, individually, each and/or together, “Borrower”), and FLORIDA COMMUNITY BANK, N.A., a national banking association, its successors and assigns (“Lender”).

RECITALS:

A.Borrower is the owner of fee simple title to certain property known as The Crossings at Riverview, located at  8471 US-301, Riverview, Florida 33578, and legally described in Exhibit A attached hereto (the “Land”).

B.Borrower has applied to Lender for a loan in the amount of $5,000,000.00 (the “Loan”) to finance acquisition of the Land and the Improvements (hereinafter defined) located on the Land, and fund various tenant improvements, and Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
INCORPORATION OF RECITALS AND EXHIBITS

1.1Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2Incorporation of Exhibits.

Exhibits A through D, to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE 2
DEFINITIONS

2.1Defined Terms.

The following terms as used herein shall have the following meanings:

Affiliate:  With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement:  This Loan Agreement, together with all amendments, modifications, renewals or extensions thereto.

Appraisal:  An MAI certified appraisal of the Project performed in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Assignment of Management Agreement:  An Assignment of Management Agreement and Subordination of Management Fees, executed of even date herewith by CHP II Riverview FL Tenant, LLC, a Delaware limited liability company and Foster Development Inc., a Missouri corporation, in favor of Lender assigning and subordinating the Project management agreement.

Assignment of Rents: A Collateral Assignment of Leases and Rents executed of even date herewith by Borrower in favor of Lender assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Project, and all present and future leases, rents, issues and profits therefrom.

Authorized Representative:  Borrower’s Chief Financial Officer.

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Business Day:  A day of the year on which banks are not required or authorized to close in Miami, Florida.

Control:  As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Debt Service Coverage Ratio:  With respect to a particular period, the annualized Net Operating Income of the Project divided by the Total Annual Debt Service for such period.

Default or default:  Any event, circumstance or condition, which, if it were to continue uncured beyond any applicable notice and/or cure period, would constitute an Event of Default hereunder.

Default Rate:  A rate per annum equal to ten percentage points (10.0%) in excess of the interest rate otherwise applicable on the Loan, but shall not at any time exceed the highest rate permitted by law.

Environmental Indemnity:  An Environmental and Hazardous Substances Indemnity Agreement from the Borrower, indemnifying Lender with regard to all matters related to Hazardous Material and other environmental matters.

Environmental Proceedings:  Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project.

Environmental Report:  An environmental report prepared at Borrower’s expense by a qualified environmental consultant approved by Lender, dated not more than 6 months prior to the Loan Opening Date and addressed to Lender (or subject to separate letter agreement permitting Lender to relay on such environmental report).

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default:  As defined in Article 12.

FIRREA:  The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

Governmental Authority.  Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi‑governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Guarantor.  CNL HEALTHCARE PROPERTIES II, INC., a Maryland corporation.

Hazardous Material:  Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Project or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so‑called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and  (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority.  Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Improvements:  Any and all improvements which are now or hereafter located on the Land.

Including or including:  Including but not limited to.

Internal Revenue Code:  The Internal Revenue Code of 1986, as amended from time to time.

Land:  Certain land located in Hillsborough County, State of Florida, and legally described in Exhibit A attached hereto.

Laws:  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Late Charge:  As described in Section 4 of the Note.

Leases:  The collective reference to all leases, subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto approved in writing by Lender.

Lender:  As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Loan:  The non-revolving loan made by Lender to Borrower in the stated principal amount of $5,000,000.00 as evidenced by the Note.

Loan Amount:  The maximum amount of the Loan as set forth in Section 4.1(a) as reduced by principal payments made from time to time.

Loan Documents:  The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantor's obligations in connection with the transaction contemplated hereunder, each as amended, modified or supplemented from time to time.

Loan Opening Date:  The date the Mortgage and all other Loan Documents have been executed and delivered to Lender and Lender's lien on the Mortgage is insured by the Title Insurers pursuant to a marked-up title commitment, and all conditions to the disbursement of the Loan have been satisfied.

Material Adverse Change or material adverse change:  If, in Lender’s reasonable discretion, exercised in good faith, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could materially impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Mortgage:  A Mortgage, Assignment of Rents, Security Agreement and Fixture Filing executed by Borrower in favor of Lender securing this Agreement, the Note, and all obligations of Borrower in connection with the Loan, granting a first priority lien on Borrower’s fee interest in the Project, subject only to the Permitted Exceptions.

Net Operating Income:  For any period, the gross income from operations of the Project derived from arm’s length, rents from leases with unaffiliated third parties, service fees or charges, (excluding capital gains income derived from the sale of assets and other items of income which the Lender reasonably determines are unlikely to occur in any subsequent period), less operating expenses (such as repairs and maintenance, cleaning, utilities, administrative, landscaping, security), management expenses (equal to 5.0% of gross revenues for the Project or actual, if greater), and reserves for replacements equal to $30,600/year, and less fixed expenses (such as insurance, real estate and other taxes).  All operating expenses shall be related to the Project, shall be for services from arm’s length third party transactions or equivalent to the same, and shall exclude all expenses for capital improvements and replacements, debt service and depreciation or amortization of capital expenditures and other similar non-cash or non-recurring items.

Note:  A Promissory Note, in the Loan Amount, executed of even date herewith by Borrower and payable to the order of Lender, evidencing the Loan.

Opening of the Loan, Loan Opening or Loan Opening Date:  The closing date of the Loan.

Payment Guaranty: A Payment Guaranty executed of even date herewith by Guarantor in favor of Lender, and pursuant to which the Guarantor guarantees, under certain circumstances, payment of principal, interest and other amounts due under the Loan Documents.

Permitted Exceptions:  Those matters listed on Schedule B to the Title Policy to which title to the Project may be subject at the Loan Opening and thereafter such other title exceptions as Lender may reasonably approve in writing.

Project:  The collective reference to (i) the Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

State:  The state in which the Land is located.

Title Insurer:  Fidelity National Title Insurance Company, or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policy:  A Loan Title Insurance Policy to be issued by the Title Insurer, reflecting an insured amount equal to the Loan Amount, and subject to no other exceptions other than the Permitted Exceptions and otherwise satisfying the requirements of Exhibit B attached hereto and made a part hereof.

Total Annual Debt Service:  Actual debt service during the period measured; provided, however,  with respect to any debt service prior to the I/O Expiration Date (as defined in the Note), Total Annual Debt Service shall be the aggregate of debt service payments for a 12 month period pursuant to the terms of the Note (or annualized for any shorter period), calculated based on the principal balance amortized over 30 years at an assumed interest rate equal to the greater of 4.50% or the actual Loan interest rate.

Transfer:  Any sale, transfer, lease (other than a Lease approved or deemed approved by Lender), conveyance, alienation, pledge, assignment, mortgage, encumbrance hypothecation or other disposition of (a) all or any portion of the Project or any portion of any other security for the Loan, (b) all or any portion of the Borrower’s right, title and interest (legal or equitable) in and to the Project or any portion of any other security for the Loan, or (c) any interest in Borrower, if such conveyance would result in Guarantor owning (indirectly or directly) less than 51% of the membership interest of Borrower, any interest in any entity which directly or indirectly holds an interest in, or directly or indirectly controls, Borrower.

2.2Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3
BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows:

(a)Borrower has good and marketable fee simple title to the Project, subject only to the Permitted Exceptions.

(b)No litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, against Borrower or any Guarantor, which could, if adversely determined, cause a Material

Adverse Change with respect to Borrower, any Guarantor or the Project.  Borrower has no knowledge of any pending or threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c)Borrower is a duly organized and validly existing limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower.

(d)No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or any Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Mortgage, Assignment of Rents and the filing of UCC‑1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non‑governmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or such Guarantor or which have been obtained as of any date on which this representation is made or remade.

(e)The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Mortgage and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or any Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect the Project, any part thereof, any interest therein, or the use thereof.

(f)There is no default under this Agreement or the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.

(g)To Borrower’s knowledge (i) no condemnation of any portion of the Project, (ii) no condemnation or relocation of any roadways abutting the Project, and (iii) no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or is contemplated by any Governmental Authority.

(h)No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(i)All financial statements and other information prepared by and previously furnished by Borrower or any Guarantor to Lender in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or any Guarantor has occurred since the respective dates of such statements and information.  Neither Borrower nor any Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements.

(j)To Borrower’s knowledge, except as disclosed in any materials provided to Lender, (i) the Project is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of construction, maintenance and operation of the Project, is free of all Hazardous Material and is in compliance with all applicable Laws; (ii) neither Borrower nor any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect the Project, or any part thereof, and the Project has never been used for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) neither the Project nor Borrower is subject to any existing, pending, or threatened investigation or inquiry by any Governmental Authority, and the Project is not subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting the Project.

(k)The Project is taxed in separate folios, separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as independent parcels.

(l)The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(m)Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(n)Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(o)Other than the name Crossings at Riverview, Borrower uses no trade name other than its actual name set forth herein.  The principal place of business of Borrower is Florida.

(p)Borrower entities’ place of formation or organization is the State of Delaware.

(q)All statements set forth in the Recitals are true and correct in all material respects.

(r)Neither Borrower or any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

3.2Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, and, except for matters which have been disclosed by Borrower and approved by Lender in writing.

ARTICLE 4
LOAN AND LOAN DOCUMENTS

4.1Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and Lender agrees to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement.

(a)The maximum aggregate amount of the Loan shall not exceed $5,000,000.00, subject to the Additional Advances set forth under Section 4.1(c) below.

(b)Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent, no Material Adverse Change has occurred with respect to Borrower, Guarantor, or the Project and no default or Event of Default has occurred and is continuing hereunder, to Open the Loan to provide $5,000,000.00 in funds toward acquisition of the Project (inclusive of closing costs).

(c)Borrower may make a one-time request for an additional Loan advance of up to $10,762,500.00 (the “Additional Advance”), for a maximum aggregate Loan amount of $15,762,500.00.   The Additional Advance shall be subject to the following terms and conditions:

(i)Borrower shall provide written notice to Bank requesting the Additional Advance no later than August 31, 2021.

(ii)Shall pay a loan fee of 50 basis points on the amount of the Additional Advance.

(iv)The Additional Advance shall be documented on Bank’s standard form of future advance, loan modification and note consolidation loan documents, upon terms acceptable to Bank, but matching the interest rate and Maturity Date as described in the Note.

(v)In the event the Additional Advance is requested after the I/O Expiration Date (as defined in the Note), the re-calculated monthly principal and interest payment amount shall be calculated as set forth in the Note.

(vi)No prior or current Event of Default.

(vii)The Title Policy shall be endorsed, increasing the insured amount to reflect the Additional Advance.

(viii)Borrower shall pay all costs, expenses and fees in connection with the Additional Advance, including recording fees, additional title premiums, documentary stamp and intangible taxes, and Lender’s counsel fees.

(ix)  Borrower shall have received the Operator’s License as set forth under Article XVII of this Agreement.

(d)[Intentionally Omitted].

(e)To the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the Opening of the Loan or precedent to any subsequent disbursement of Loan proceeds, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

(f)Borrower CHP II Riverview FL Tenant, LLC shall, prior to the Opening of the Loan, open an operating account with Lender.

4.2Loan Documents.

Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a)The Note.

(b)The Mortgage.

(c)The Assignment of Rents.

(d)The Payment Guaranty.

(e)The Environmental Indemnity.

(f)Assignment of Management Agreement.

(g)Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(h)Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole but reasonable discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

ARTICLE 5
LOAN EXPENSE AND ADVANCES

5.1 Loan and Administration Expenses.

Borrower unconditionally agrees to pay all reasonable expenses of the Loan, including all amounts payable pursuant to Section 5.2 and any and all other fees owing to Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, charges of the Title Insurer or other escrowee for administering disbursements, all appraisal fees, insurance consultant’s fees, environmental consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan

Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan.  Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person engaged by Borrower.

5.2Origination Fee.

Borrower shall pay to Lender a Loan origination fee in the amount of $25,000.00, which will be paid to Lender by Borrower on the Loan Opening Date.

5.3Lender’s Attorneys’ Fees and Disbursements.

Subject to the provisions of Section 57.105(7), Florida Statutes, Borrower agrees to pay Lender’s reasonable attorney fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

5.4Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein).  At the time of the Opening of the Loan, Lender may pay from the proceeds of the Loan all Loan expenses and all fees payable to Lender.  Lender may require the payment of outstanding fees and expenses as a condition to disbursement of the Loan.

5.5Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 5 from time to time, and any amounts expended by Lender pursuant to Section 13.1(a), shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents.

5.6Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents and shall bear interest at a rate per annum equal to the applicable interest rate set forth in the Note.

ARTICLE 6
REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN

6.1Conditions Precedent.

Borrower agrees that Lender’s obligation to open the Loan is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a)Loan Documents:  Borrower and Guarantor shall have executed and delivered to Lender all of the Loan Documents;

(b)Title and Other Documents:  Borrower shall have furnished to Lender a marked-up title commitment obligating the Title Company to issue the Title Policy together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Project or the use thereof;

(c)Survey:  Borrower shall have furnished to Lender an ALTA/ACSM “Class A” Land Title Survey of the Project, or other survey approved by Lender in writing.  Said survey shall be dated no earlier than ninety (90) days prior to the Loan Opening, shall be made (and certified to have been made) as set forth in Exhibit C attached hereto and made a part hereof.  Such survey shall be sufficient to permit issuance of the Title Policy in the form required by this Agreement.  Such survey shall include the legal description of the Land;

(d)Insurance Policies:  Borrower shall furnish to Lender not less than two (2) business days prior to the date of this Agreement binders or certificates evidencing that insurance coverages are in effect with respect to the Project and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit D, for which the premiums have been fully prepaid with endorsements satisfactory to Lender;

(e)No Litigation:  Borrower shall have furnished evidence that no litigation or proceedings shall be pending or threatened which could or might cause a Material Adverse Change with respect to Borrower or the Project;

(f)Utilities:  Borrower shall have furnished to Lender (by way of utility bills or otherwise) evidence establishing to the reasonable satisfaction of Lender that the Project has adequate water supply, storm and sanitary sewerage facilities, telephone, gas, electricity, fire and police protection, means of ingress and egress to and from the Project and public highways and any other required public utilities and that the Project is benefited by insured easements as may be required for any of the foregoing;

(g)Attorney Opinions:  Borrower shall have furnished to Lender an opinion from counsel for Borrower and Guarantor covering due authorization, execution and delivery and enforceability of the Loan Documents and also containing such other legal opinions as Lender shall reasonably require;

(h)Appraisal:  Lender shall have obtained an Appraisal showing a fair market valuation for the Project acceptable to Lender, which Appraisal is satisfactory to Lender in all respects;

(i)Searches:  Borrower shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(j)Financial Statements:  Borrower shall have furnished to Lender current annual financial statements of Borrower and the Guarantor and such other persons or entities connected with the Loan as Lender may request, each in form and substance and certified by such individual as acceptable to Lender.  Borrower and the Guarantor shall provide such other additional financial information Lender reasonably requires;

(k)Flood Hazard:  Lender has received evidence that the Project is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Lender in its sole discretion;

(l)Zoning:  Borrower shall have furnished to Lender a zoning letter or other reasonably acceptable evidence as to compliance of the Project with zoning and similar laws;

(m)Environmental Assessment.  The Environmental Report shall, at a minimum, (A) demonstrate the absence of any existing or potential Hazardous Material contamination in violation of Laws or other violations of environmental Laws at the Project, except as acceptable to Lender in its sole and absolute discretion, (B) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at the Project, including the results of leak detection tests for each underground storage tank located at the Project, if any, (C) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination in violation of Laws, and report the estimated cost of any such appropriate response, and (D) confirm that any prior removal of Hazardous Material in violation of Laws or underground storage tanks from the Project was completed in accordance with applicable Laws;

(n)Organizational Documents:  Borrower shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing in the State of its organization or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities (including Borrower and the Guarantor) executing any Loan Documents, whether in their own name or on behalf of another entity.  Borrower shall also provide certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents;

(o)Searches.  Federal and state tax lien, judgment, UCC and pending litigation searches for the Borrower for Florida, Delaware, and Hillsborough County, in each case, not more than dated not more than sixty (60) days prior to the Loan closing;

(p)No Default:  There shall be no uncured Event of Default by Borrower hereunder nor any event, circumstance or condition which with notice or passage of time or both would be an Event of Default;

(q)Easements:  Borrower shall have furnished Lender all easements reasonably required for the maintenance or operation of the Project and such easements shall be insured by the Title Policy; and

(r)Additional Documents:  Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding the Project, Borrower, any Guarantor or tenant as Lender shall reasonably request; and

ARTICLE 7
FINANCIAL COVENANTS

Borrower covenants and agrees that during the Loan, the following financial covenants will be complied with:

7.1No Material Adverse Change.

Neither Borrower nor the Project shall suffer a material adverse change in financial condition prior to the Loan Opening Date or during the term of the Loan.

7.2Debt Service Coverage Ratio.

Borrower shall, (i) for the calendar quarter ending December 31, 2020, and based on the Project’s operating statements for the same 3-month period, annualized, maintain a minimum Debt Service Coverage Ratio (as defined under Section 2.1 above) of not less than 1.25:1.00, to be tested within forty-five (45) days after the end of such calendar year, and (ii) for each calendar year thereafter, maintain a minimum Debt Service Coverage Ratio (as defined under Section 2.1 above) for such calendar year of not less than 1.25:1.00, to be tested within forty-five (45) days after the end of each calendar year; provided that if Guarantor’s obligations under the Payment Guaranty should terminate due to full satisfaction of all Payment Guaranty Release Conditions (as set forth under Section 1 of the Payment Guaranty), Borrower shall, for each calendar year thereafter maintain a minimum Debt Service Coverage Ratio (as defined under Section 2.1 above) of not less than 1.25:1.00, to be tested with 90 days after the end of each such calendar year.

Borrower may prepay the Loan in part or provide cash collateral to Lender to accomplish compliance with the Debt Service Coverage Ratio requirement without prepayment penalty of any kind.  Lender shall calculate the amount of prepayment or cash collateral necessary to comply with the Debt Service Coverage Ratio requirement.  To the extent that such prepayment occurs after the I/O Expiration Date (as defined in the Note), the Monthly Principal Payment, as defined in the Note, shall be adjusted to reflect such prepayment based on Lender’s re-calculation of the Monthly Principal Payment as the average of the principal payments for all months between the date of Lender’s receipt of such prepayment and the Maturity Date (as defined in the Note), derived from a mortgage style amortization of the outstanding principal balance of this Note as decreased by such prepayment, amortized over a 360 month period less the number of full months between the I/O Expiration Date and the date of Lender’s receipt of such prepayment, at an assumed interest rate of 5.50%, with the recalculated Monthly Principal Payment plus accrued interest due the 15th of the next month following Lender’s receipt of such prepayment.

ARTICLE 8

OTHER COVENANTS

8.1 Covenants.  Borrower further covenants and agrees as follows:

(a)Opening of Loan on or Prior to Loan Opening Date.  All conditions precedent to the Opening of the Loan hall be complied with on or prior to the Loan Opening Date.

(b)Payment of Taxes.  Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Project before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrower has notified

Lender of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount satisfactory to Lender, in its sole discretion, and has increased the amount of such security so deposited promptly after Lender’s request therefor.  If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note).  Borrower shall furnish to Lender evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

(c)Tax and Insurance Escrow Accounts.  Following an Event of Default (unless Lender has accepted cure of such Event of Default), Borrower shall, upon written request of Lender following a monetary or material non-monetary Event of Default, make insurance and tax escrow deposits, in amounts reasonably determined by Lender from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Lender in Lender’s name and under its sole dominion and control.  All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Lender’s holding of the escrow account, nothing herein shall obligate Lender to pay any insurance premiums or real property taxes with respect to any portion of the Project unless the Event of Default has been cured.

(d)Personal Property.  All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Project shall always be located at the Project and shall be kept free and clear of all liens, encumbrances and security interests.

(e)Lender’s Attorneys’ Fees for Enforcement of Agreement.  In case of any default or Event of Default hereunder, Borrower (in addition to Lender’s reasonable attorneys’ fees, if any, to be paid pursuant to Section 5.3) will pay Lender’s reasonable attorneys’ and paralegal fees (including, without limitation, any reasonable attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Project, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Project, or to attempt to enforce any security interest or lien in any portion of the Project, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), once assessed shall constitute an additional liability owing by Borrower to Lender, payable on demand.  Nothing herein shall abridge or otherwise limit the provisions of Section 57.105(7), Florida Statutes.

(f)Furnishing Information.  Borrower shall deliver or cause to be delivered to Lender (i) not later than 60 days after the end of each calendar year, annual company prepared financial statements for each Borrower and (ii) within thirty (30) days of the filing of same, and if required to be filed, annual federal income tax returns for each Borrower, including all schedules and exhibits.  Borrower shall deliver or cause to be delivered to Lender (i) not later than 90 days after the end of each calendar year, annual company prepared financial statements for Guarantor and (ii) within thirty (30) days of the filing of same (if applicable), annual federal income tax returns for Guarantor, including all schedules and exhibits; provided that, (i) Borrower may provide Lender with Guarantor’s publicly filed financial statements to satisfy its obligation to provide Lender with Guarantor’s financial statements and (ii) in the even that Guarantor’s obligations under the Payment Guaranty should terminate due to full satisfaction of all Payment Guaranty Release Conditions (as set forth under Section 1 of the Payment Guaranty), Borrower shall thereafter, not be required to submit Guarantor’s tax returns to Lender.  Borrower shall also submit to Lender not later than 90 days after the end of each calendar year, a rent roll for the Project and a financial operating statement for the Project.  Each financial statement prepared by in accordance with GAAP and shall be certified as true, complete and correct by its preparer and by Borrower or, in the case of Guarantor’s financial statements, by the Guarantor to whom it relates.  Borrower and Guarantor shall provide such additional financial information as Lender reasonably requires.  Borrower shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records regarding the operation of the Project.  ADDITIONAL REMEDIES FOR NONCOMPLIANCE WITH FINANCIAL AND OTHER REPORTING REQUIREMENTS.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, if for any reason  Borrower or Guarantor fail to furnish Lender with any and all balance sheets, income statements, tax returns, financial reports and other information in strict compliance with the requirements, conditions and timing deadlines of this Agreement, and the other Loan Documents, time being of the essence, then the Loan evidenced by the Note described in this Agreement, at the option of the Lender (in addition to all other rights and remedies of Lender) and unless and until an Event of Default is declared for such non-compliance, shall be assessed an ongoing monthly fee in the amount no less than $500.00 until Borrower complies with the requirements, conditions and timing deadlines of this Agreement.

(g)Lost Note.  Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

(h)Indemnification.  Borrower shall indemnify Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the operation or maintenance of the Project; (ii) any breach of representation or warranty, default or Event of Default under this Agreement or any other Loan Document; or (iii) any other matter arising in connection with the Loan, Borrower, any Guarantor, or the Project.  No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.  The foregoing indemnification shall survive repayment of the Loan and shall continue to benefit Lender following any assignment of the Loan with respect to matters arising or accruing prior to such assignment.

(i)No Additional Debt.  Without the prior written consent of Lender, Borrower shall not incur any indebtedness (whether personal or nonrecourse, secured or unsecured) in excess of $50,000 other than the Loan and customary trade payables paid within sixty (60) days after they are incurred.

(j)Compliance with Laws.  Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Project.

(k)Organizational Documents.  Borrower shall not, without the prior written consent of Lender, permit or suffer (i) a material amendment or modification of its organizational documents, (ii) the admission of any new member, partner or shareholder except as otherwise permitted under Section 10.2 hereof, or (iii) any dissolution or termination of its existence.

(l)Furnishing Reports.  Upon Lender’s request, Borrower shall provide Lender with copies of all inspections, reports, test results and other information received by any Borrower, which in any way relate to the Project or any part thereof.

(m)Management Contracts.  Borrower shall not enter into, terminate, cancel, materially modify or materially amend any management contracts for the Project or agreements with agents or brokers, without the prior written approval of Lender.

(n)Furnishing Notices.  Borrower shall provide Lender with copies of all material notices pertaining to the Project received by Borrower from any tenant, Governmental Authority or insurance company within ten (10) business days after such notice is received.

(o)Patriot Act.  During the term of this Loan, Borrower agrees that neither Borrower, nor Borrower’s principals, constituents, investors or affiliates, (a) shall be in violation of any legal requirements relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001, (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”) , or (b) is a “Prohibited Person” which is defined as follows:

(i)a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)a person or entity with whom Borrower is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the Executive Order and the Patriot Act;

(iv)a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control; and

(vi)a person or entity who is affiliated with a person or entity listed above.

Borrower agrees that neither Borrower, nor Borrower’s principals, constituents, investors or affiliates (but not including shareholders in CNL Healthcare Properties II, Inc.) will (x) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (y) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (z) engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

(p)Mechanics’ Liens and Contest Thereof.  Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim provided that Borrower posts a statutory lien bond which removes such lien from title to the Project within twenty (20) days of written notice to Borrower of the existence of the lien.

(q)[Intentionally Omitted].

(r)[Intentionally Omitted].

(s)Appraisals.  Lender shall have the right to obtain a new or updated Appraisal of the Project from time to time.  Borrower shall cooperate with Lender in this regard.  If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Lender’s request, not to exceed once per calendar year.

(t)Cash Distributions.  If a monetary or material non-monetary Event of Default exists, Borrower shall not make any distributions to partners, members or shareholders, without the prior written consent of Lender.

(u)Operating and Deposit Accounts.  Borrower CHP Riverview FL Tenant, LLC shall establish and maintain, throughout the term of the Loan, its operating and depository account with Lender.

8.2  Authorized Representative.

Borrower hereby appoints Authorized Representative as its representative for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan.  The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower.  All actions by the Authorized Representative shall be final and binding on Borrower.  Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative.  No more than one person shall serve as Authorized Representative at any given time.

ARTICLE 9

CASUALTIES AND CONDEMNATION

9.1  Lender's Election to Apply Proceeds on Indebtedness.

(a)Subject to the provisions of Section 9.1(b) below, Lender may elect to collect, retain and apply upon the indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges.  Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrower.

(b)Notwithstanding anything in Section 9.1(a) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of the Project, Lender agrees to make available the Proceeds to restoration of the Improvements if all of the following conditions are met and satisfied:  (i) no Event of Default then exists; (ii) all Proceeds are deposited with Lender; provided, however, that if the total amount of Proceeds is less than $500,000 and if no Event of Default then exists, then the Borrower shall receive such Proceeds to be used by Borrower solely for the restoration of the Improvements; (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements (together with undisbursed proceeds of the Loan, if any) is sufficient to pay the full and complete costs of such restoration; (iv) the cost of restoration (in Lender’s reasonable determination) shall not exceed fifty percent (50%) of the Loan Amount; (v) if the cost of restoration exceeds twenty percent (20%) of the Loan Amount (in Lender’s sole determination), then after completion of the restoration, the Loan Amount will not exceed 70% of the fair market value of the Project; (vi) in Lender’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with applicable Laws; and (vii) in Lender’s reasonable determination, such restoration is likely to be completed not later than three  months prior to the Maturity Date (as defined in the Note).

9.2  Borrower's Obligation to Rebuild and Use of Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 9.1 above, Borrower shall:

(a)Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Lender; and

(b)Promptly proceed with the assumption of construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Any request by Borrower for a disbursement by Lender of Proceeds and funds deposited with Lender shall be treated by Lender as it would treat a construction loan advance in its ordinary course of business, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of Lender's normal conditions precedent for an advance of a construction loan.

ARTICLE 10

ASSIGNMENTS BY LENDER AND BORROWER

10.1  Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan.  Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower’s rights under the Loan Documents.

10.2  Prohibition of Assignments and Transfers by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.  Without the prior written consent of Lender, in Lender’s sole discretion, Borrower shall not suffer or permit any Transfer.

10.3  Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 10.2 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, mortgage, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower (except for transfers to a family member for estate planning purposes so long as the Guarantor at all times maintain control of the Borrower and the Guarantor’s trusts maintain directly or indirectly at least 51% of the ownership interests in Borrower), attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA.  Borrower agrees to indemnify and hold Lender free and harmless from and against all losses, costs (including attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions.  The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

10.4  Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 10, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 11
TIME OF THE ESSENCE

11.1  Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement.

ARTICLE 12
EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)Failure of Borrower (i) (A) to make any principal or interest payment within ten (10) days after the date when due, or (B) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Lender, to observe or perform any non‑monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non‑monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (Y) Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice, and (Z) the existence of such default will not result in any material tenant having the right to terminate its Lease(s) due to such default; and provided further that if a different notice or grace period is specified under any other subsection of this Article 12 with respect to a particular breach, or if another subsection of this Article 12 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control.

(b)Any Transfer or other disposition in violation of Sections 10.2 or 10.3.

(c)Any material default on the part of Borrower, beyond any applicable cure period, of the terms of that certain Transition Period Sublease dated September 1, 2018, by and between Borrower and The Crossings at Riverview, LLC, a Florida limited liability company.

(d)If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or any Guarantor is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in (a)(i) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

(e)Any Borrower entity or a Guarantor shall commence a voluntary case concerning Borrower or a Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or a Guarantor under the Bankruptcy Code and relief is ordered against Borrower or a Guarantor, or the petition is controverted but not dismissed or stayed within ninety (90) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or a Guarantor; or the Borrower or a Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or a Guarantor; or there is commenced against Borrower or a Guarantor any such proceeding which remains undismissed or unstayed for a period of ninety (90) days; or the Borrower or a Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or a Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of ninety (90) days.

(f)Borrower or a Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or a Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(g)If Borrower is enjoined, restrained or in any way prevented by any court order from operating the Project.

(h)One or more final, unappealable judgments are entered (i) against Borrower in amounts aggregating in excess of $50,000 or (ii) against any Guarantor in amounts aggregating in excess of $250,000, and said judgments are not paid, stayed or bonded over within thirty (30) days after entry.

(i)If Borrower or a Guarantor shall fail to pay any debt owed by it or is in default under any agreement with Lender and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(j)The dissolution, liquidation, merger, consolidation or reorganization of Borrower, or the institution of any proceeding to effect any of the foregoing.

(k)If any individual Guarantor dies or is declared incompetent unless, within ninety (90) days, a replacement guarantor satisfactory to Lender, as determined by Lender in its sole discretion, and with equal or better creditworthiness, executes and delivers to Lender a guaranty with the same terms originally undertaken by Guarantor.

(l)If a Material Adverse Change occurs with respect to Borrower, any Guarantor, or the Project, which is not remedied within thirty (30) days after written notice from Lender; provided that if any such Material Adverse Change is susceptible to remedy and cannot reasonably be remedied within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to remedy such Material Adverse Change and no Event of Default shall be deemed to exist hereunder so long as (Y) Borrower commences such remedy within the initial thirty (30) day period and diligently and in good faith pursues such remedy to completion within such resulting ninety (90) day period from the date of Lender’s notice.

(m)The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

ARTICLE 13
LENDER’S REMEDIES IN EVENT OF DEFAULT

13.1  Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)Take possession of the Project and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents.  Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney‑in‑fact with full power of substitution in the Project to use unadvanced funds which may be reserved, escrowed or set aside for any purposes hereunder at any time; to pay, settle or compromise all existing bills and claims which may be liens or security interests, or to avoid such bills and claims becoming liens against the Project; to execute all applications and certificates in the name of Borrower to prosecute and defend all actions or proceedings in connection with the Improvements or Project; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)Declare the Note to be immediately due and payable;

(c)Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender; and

(d)Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Article 12(e) or (f) with respect to Borrower, all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 14
GENERAL PROVISIONS

14.1  Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

14.2  Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

14.3  Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Florida.

14.4  Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Opening of the Loan, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

14.5  Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement.  Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project.  Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.  Without limiting the generality of the foregoing, Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project.  Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lender in connection with the Project is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon.

14.6  Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.7  Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender.  Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

14.8  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14.9  Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

14.10  Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary or consequential damages.

14.11  Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.  Borrower waives any claim, set‑off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid.  Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan.  No Guarantor or tenant is intended to have any rights as a third-party beneficiary of the provisions of this Section 14.11.

14.12  Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE

JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION COUNTY OF HILLSBOROUGH AND STATE OF FLORIDA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.

14.13  Set‑Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.  Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates).

ARTICLE 15
NOTICES

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given when received or refused by hand delivery, United States Certified Mail (postage prepaid, return receipt requested), Federal Express or other reliable overnight courier service, and sent to the address as set forth below:

If to Borrower:

CHP II Riverview FL Owner, LLC

CHP II Riverview FL Tenant, LLC

c/o CNL Healthcare Properties II, Inc.

450 South Orange Avenue

Orlando, Florida  32801

Attention: Chief Financial Officer & General Counsel

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32801

Attention:  John D. Ruffier, Esq.

If to Lender:

Florida Community Bank, N.A.

369 N. New York Avenue

Winter Park, Florida  32789

Attention: Commercial Real Estate Dept.

With a copy to:

GrayRobinson, P.A.

301 East Pine Street, Suite 1400

Orlando, Florida 32801

Attention:  Truong M. Nguyen, Esq.

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

ARTICLE 16
WAIVER OF JURY TRIAL

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ARTICLE 17
OPERATOR’S LICENSE

Borrower hereby represents, warrants and covenants that, (i) CHP II RIVERVIEW FL TENANT LLC (“Licensee”) has applied for new license or filed for change of ownership with the Florida Agency for Health Care Administration (“AHCA”) on July 3, 2018, in connection the operation of the Project as an assisted living facility; (ii) Borrower will enter into, and keep in good standing with respect to the Transition Period Sublease described under Article XII, item (c) above; (iii) so long as it owns and operates the Project as an assisted living facility, it and the Project will remain in compliance with all applicable Laws regarding the all licenses, permits and approvals required to operate the Project as an assisted living facility (collectively, the “Operator’s License”) and (iv) it will obtain the final, unconditional Operator’s License not later than 90 days after the date of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Loan Agreement is executed as of the date first set forth above.

BORROWER: CHP II RIVERVIEW FL OWNER, LLC, a Delaware limited liability company By: /s/ Brett S. Bryant Name: Brett S. Bryant Its: Vice President

CHP II RIVERVIEW FL TENANT, LLC, a Delaware limited liability company By: /s / Brett S. Bryant Name: Brett S. Bryant Its: Vice President

LENDER: FLORIDA COMMUNITY BANK, N.A. By: /s/ Andy Johnson Name: Andy Johnson Its: Senior Vice President

EXHIBIT A

Legal Description of Land

A parcel of land lying in Government Lot 4 of Section 17, Township 30 South, Range 20 East, Hillsborough County, Florida, being more particularly described as follows:

Commence at the Southeast corner of said Government Lot 4, also being the Southeast corner of the Southwest 1/4 of said Section 17, run thence, along the East boundary of said Government Lot 4, also being the East boundary of said Southwest 1/4 of Section 17, North 00°09'55" East 105.07 feet; thence North 89°50'05" West 34.79 feet to a point on the Westerly right-of-way line of U.S. Highway No. 301 (State Road No. 43), per Florida Department of Transportation Right-of-Way Map Section No. 10010-2528; thence South 88°49'38" West 643.18 feet; thence North 00°11'48" East 312.29 feet to the Point of Beginning; continue North 00°11'48" East 170.10 feet; thence North 00°14'54" East 209.63 feet; thence South 89°45'06" East 55.24 feet; thence North 18°06'54" East 23.01 feet; thence North 44°43'00" East 43.75 feet to a point of curvature; thence Easterly 252.80 feet, along the arc of a curve to the right, having a radius of 161.00 feet and a central angle of 89°57'51" (chord bearing North 89°41'55" East 227.62 feet), to a point of tangency; thence South 45°19'09" East 6.35 feet; thence South 77°06'33" East 93.42 feet; thence South 22°12'08" East 38.34 feet; thence South 345.27 feet; thence West 61.33 feet; thence South 24.18 feet; thence West 287.87 feet to a point of curvature; thence Southwesterly 36.89 feet, along the arc of a curve to the left, having a radius of 32.22 feet and a central angle of 65°36'16" (chord bearing South 57°11'52" West 34.91 feet); thence North 60°50'22" West 31.66 feet; thence North 89°48'12" West 26.17 feet to the Point of Beginning.

\7\149 - # 12642650 v2

EXHIBIT B

Permitted Exceptions

1.	Taxes and assessments for the year 2018 and subsequent years, which are not yet due and payable.

2.	Rights of tenants occupying all or part of the insured land under unrecorded leases or rental agreements.

3.	Agreement by and between Mary E. Pickard, Dan C. Pickard and Agnes Pickard recorded March 16, 1959 in Official Records Book 248, Page 288.

4.

Restrictions, covenants, conditions and easements, which include provisions for A. an easement on the land; B. a lien for liquidated damages; C. a private charge or assessments; and D. an option to purchase, a right of first refusal, or the prior approval of a future purchaser or occupant, as set forth in Declaration of Covenants, Restrictions and Easements by GBS Real Estate Investments III, LLC, a Florida limited liability company, and GBS Riverview LLC, a Florida limited liability company, recorded December 30, 2013 in Official Records Book 22338, Page 1403 , together with First Amendment to Declaration of Covenants, Restrictions and Easements recorded April 21, 2014 in Official Records Book 22530, Page 347 .

5.

Unrecorded Development and Lease Agreement by and between SSL Riverview, LLC, a Florida limited liability company, Lessor, and The Crossings at Riverview, LLC, a Florida limited liability company, Lessee, dated as of August 5, 2013, Unrecorded Amendment dated September 24, 2013, Unrecorded Amendment dated October 14, 2013 and Unrecorded Amendment dated December 20, 2013, as evidenced by and together with Subordination, Non-Disturbance and Attornment Agreement recorded January 2, 2014 in Official Records Book 22342, Page 1578 , Memorandum of Lease Agreement and Options recorded March 25, 2014 in Official Records Book 22482, Page 252  and Security, Assignment and Subordination Agreement for Operating Lease and Assignment of Leases and Rents and Fixture Filing - Senior Housing recorded August 7, 2017 in Official Records Book 25146, Page 751 .  (as to Parcel 1)

6.	Easement in favor of Tampa Electric Company, a Florida corporation, recorded August 14, 2014 in Official Records Book 22738, Page 1831 .

7.	Easement in favor of Tampa Electric Company, a Florida corporation, recorded August 14, 2014 in Official Records Book 22738, Page 1877 .

8.	Easement in favor of Tampa Electric Company, a Florida corporation , recorded August 14, 2014 in Official Records Book 22738, Page 1979 .

EXHIBIT C

Title Requirements

1.

Title Insurance Company Requirements. The maximum single risk (i.e., the amount insured under any one policy) by a title insurer may not exceed 25% of that insurer's surplus and statutory reserves.  Reinsurance must be obtained by closing for any policy exceeding such amount.

2.	Loan Policy Forms. Standard 2006 American Land Title Association ("ALTA") form of loan title insurance policy must be used.
3.	Insurance Amount. The amount insured must equal at least the original principal amount of the Loan.
4.	Named Insured. The named insured under the Title Policy must be substantially the same as the following: "Florida Community Bank, N.A., and its respective successors and assigns."
5.

Creditors' Rights. Any "creditors' rights" exception or other exclusion from coverage for voidable transactions under bankruptcy, fraudulent conveyance, or other debtor protection laws or equitable principles must be removed by either an endorsement or a written waiver.

6.

Arbitration. In the event that the form policy which is utilized includes a compulsory arbitration provision, the insurer must agree that such compulsory arbitration provisions do not apply to any claims by or on behalf of the insured.

7.	Date of Policy. The effective date of the Title Policy must be as of the date and time of the closing.
8.

Legal Description. The legal description of the property contained in the Title Policy must conform to (a) the legal description shown on the survey of the property, and (b) the legal description contained in the Mortgage. In any event, the Title Policy must be endorsed to provide that the insured legal description is the same as that shown on the survey.

9.

Easements. Each Title Policy shall insure, as separate parcels: (a) all appurtenant easements and other estates benefiting the property, and (b) all other rights, title, and interests of the borrower in real property under reciprocal easement agreements, access agreements, operating agreements, and agreements containing covenants, conditions, and restrictions relating to the Project.

10.	Exceptions to Coverage. With respect to the exceptions, the following applies:
a)	Each Title Policy shall afford the broadest coverage available in the state in which the subject property is located.
b)	The "standard" exceptions (such as for parties in possession or other matters not shown on public records) must be deleted.
c)	The "standard" exception regarding tenants in possession under residential leases, should also be deleted. For commercial properties, a rent roll should be attached in lieu of the general exception.

d)	The standard survey exception to the Title Policy must be deleted. Instead, a survey reading reflecting the current survey should be incorporated.
e)	Any exception for taxes, assessments, or other lienable items must expressly insure that such taxes, assessments, or other items are not yet due and payable.
f)

Any lien, encumbrance, condition, restriction, or easement of record must be listed in the Title Policy, and the Title Policy must affirmatively insure that the improvements do not encroach upon the insured easements or insure against all loss or damage due to such encroachment.

g)	The Title Policy may not contain any exception for any filed or unfiled mechanics' or materialmen's liens.
h)

In the event that a comprehensive endorsement has been issued and any Schedule B exceptions continue to be excluded from the coverage provided through that endorsement, then a determination must be made whether such exceptions would be acceptable to Bank. In the event that it is determined that such exception is acceptable, a written explanation regarding the acceptability must be submitted as part of the delivery of the loan documents.

If Schedule B indicates the presence of any easements that are not located on the survey, the Title Policy must provide affirmative insurance against any loss resulting from the exercise by the holder of such easement of its right to use or maintain that easement. ALTA Form 103.1 or an equivalent endorsement is required for this purpose.

11.	Endorsements. With respect to endorsements, the following applies:

a)

Each Title Policy must include an acceptable environmental protection lien endorsement on ALTA Form 8.1. Please note that Form 8.1 may take exception for an entire statute which contains one or more specific sections under which environmental protection liens could take priority over the Mortgage; provided, however, that such specific sections under which the lien could arise must also be referenced.

b)	Each Title Policy must contain an endorsement which provides that the insured legal description is the same as shown on the survey.
c)	Each Title Policy must contain a comprehensive endorsement (ALTA Form 9) if a lien, encumbrance, condition, restriction, or easement is listed in Schedule B to the title insurance policy.
d)	Lender may require a contiguity endorsement where applicable and available.
12.

Other Coverages. Each Title Policy shall insure the following by endorsement or affirmative insurance to the extent such coverage is not afforded by the ALTA Form 9 or its equivalent in a particular jurisdiction:

a)	that no conditions, covenants, or restrictions of record affecting the property:

(i)	have been violated,
(ii)	create lien rights which prime the insured mortgage,

(iii)	contain a right of reverter or forfeiture, a right of reentry, or power of termination, or
(iv)	if violated in the future would result in the lien created by the insured mortgage or title to the property being lost, forfeited, or subordinated; and

b)

that except for temporary interference resulting solely from maintenance, repair, replacement, or alteration of lines, facilities, or equipment located in easements and rights of way taken as certain exceptions to each Title Policy, such exceptions do not and shall not prevent the use and operation of the Project or the improvements as used and operated on the effective date of the Title Policy.

13.	Informational Matters. The Policy must include, as an informational note, the following:

a)	The recorded plat number together with recording information; and
b)	The property parcel number or the tax identification number, as applicable.
14.	Delivery of Copies. Legible copies of all easements, encumbrances, or other restrictions shown as exceptions on the Title Policy must be delivered with the first draft of the title commitment.

EXHIBIT D

Form of Survey Certification

CERTIFICATION FOR SURVEYS

I hereby certify to Florida Community Bank, N.A., its successors and assigns, and CHP II Riverview FL Owner, LLC, CHP II Riverview FL Tenant, LLC and Fidelity Title Insurance Company that the survey prepared by me entitled "                    " was actually made upon the ground and that it and the information, courses and distances shown thereon are correct; that the title lines and lines of actual possession are the same; that the size, location and type of buildings and improvements are as shown and all are within the boundary lines of the property; that there are no violations of zoning ordinances, restrictions or other rules and regulations with reference to the location of said building and improvements; that there are no easements, encroachments or use affecting this property appearing from a careful physical inspection of the same, other than those shown and depicted thereon; that all utility services required for the operations of the premises either enter the premises through adjoining public streets, or the survey shows the point of entry and location of any utilities which pass through or are located on adjoining private land; that the survey shows the location and direction of all storm drainage systems for the collection and disposal of all roof and surface drainage; that any discharge into streams, rivers or other conveyance system is shown on the survey; and that the parcels described heron do not lie within flood hazard areas in accordance with the document entitled "Department of Housing and Urban Development, Federal Insurance Administration ‑ Special Flood Hazard Area Maps". This survey is made in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1999 for Class A Urban Survey and includes items 1-4 and 6-17 of Table A.  Pursuant to the Accuracy Standards as adopted by ALTA, NSPS, and ACSM and in effect on the date of this certification, the undersigned further certifies that:  [Surveyor to complete with appropriate choice from Minimum Standard Detail Requirement]

EXHIBIT E

Insurance Requirements

Borrower shall obtain and keep in full force and effect (or cause to be in full force and effect) either builder’s risk insurance (the “Builder’s Risk Insurance policy”) coverage or permanent All Perils insurance coverage as appropriate, satisfactory to Lender, on the Project.  All insurance policies shall be issued by carriers with a Best’s Insurance Reports policy holder’s rating of A- and a financial size category of Class VIII or better and shall include a standard mortgagee clause (without contribution) in favor of and acceptable to the Lender.  The policies shall provide for the following, and any other coverages that Lender may from time to time deem reasonably necessary:

a)Property Insurance, including boiler and machinery and/or equipment breakdown coverage to the building(s) and contents by risks commonly covered by an ISO Special Cause of Loss form or its equivalent. The amount of such insurance shall be not less than 100% of the full replacement cost of all Improvements located or to be located on the Land (excluding all resident’s personal property) without deduction for depreciation (less cost of land, excavations, foundations and footings below the lowest basement floor, blueprints or drawings or such other expenses that would not be re-incurred in the event of a loss).  If the policy is written on a CO-INSURANCE basis, the policy shall contain an AGREED AMOUNT ENDORSEMENT as evidence that the coverage is in an amount sufficient to insure the full amount of the mortgage indebtedness.  “Florida Community Bank, N.A. and its successors and assigns” shall be named as the “Mortgagee” and “Loss Payee”. During any period of construction on the Property, or any structural renovation or alteration to the improvements, Builder’s Risk or equivalent course of construction coverage shall be provided with a limit equivalent to the completed value of the project.

b)Commercial General Liability insurance on an occurrence form (ISO CG0001 or its equivalent) in a minimum amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate with a $5,000,000 excess liability or umbrella policy.  “Florida Community Bank, N.A. and its successors and assigns” shall be named as an “Additional Insured”.

c)Business Interruption (including loss of rents) in an amount sufficient to provide proceeds which will cover the “Actual Loss Sustained” during restoration of any portion of the Improvements for a period of not less than twelve (12) months plus an extended period of indemnity approved by Lender.

d)Flood insurance in a minimum amount available, if the premises are located in a Special Flood Hazard Area (“Flood Hazard Area”) as designated by the Federal Emergency Management Agency. Such coverage may be purchased through excess carriers if the required coverage exceeds the maximum insurance available under the National Flood Insurance Program.

e)Workers Compensation insurance as required by applicable state law.

f)Such other types and amounts of insurance with respect to the premises and the operation thereof which are commonly maintained in the case of other property and buildings similar to the premises in nature, use, location, height, and type of construction, as may from time to time be required by the mortgagee.

Each policy shall provide that it may not be canceled or terminated without at least thirty (30) days prior written notice to Lender, except that only ten (10) days prior written notice to Lender shall be required if cancellation is due to non-payment of premiums.